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                                                                   EXHIBIT 10.15




July 16, 2002


Mr. John Dragoon
9 Gable Ridge Road
Westborough, MA  01581

Dear John:

     Below is an addendum to your original ATG employment offer. Please review and let me know if you have any questions.

     - The variable portion of your total compensation package is set at 50% of your base pay at your time of hire. Your bonus plan is pro-rated according to your start date.

     - In the event of a Change of Control of more than 50% of ATG's outstanding common shares, 50% of your unvested option holdings at that time will be vested. In the event of your position being eliminated within one year of the change of control, you would be granted a 6-month severance benefit.

     - You will have 4 weeks of vacation to be accrued on a monthly basis after your start date. Please work out the details of the 4th week with your manager.

As acceptance of this offer, please sign and fax back both the original offer and this addendum letter to 617-386-5190.

Sincerely,                              Agreed and Accepted:


                                        ----------------------------
Laura Prendergast                       John Dragoon            Date
Director, Human Resources
Art Technology Group Inc.               Start Date:
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